Exhibit (p)(9)

Bancreek Capital Strategies, LLC

Code of Ethics

Introduction and Things You Should Know

This is the Code of Ethics (the "Code" or "Code of Ethics") of Bancreek Capital Strategies, LLC (the "Company"). The Code includes the following sections:

•	Definitions;
•	Fiduciary Duty Standards;
•	Code of Ethics Compliance and Administration;
•	Guidelines for Professional Standards;
•	Personal Trading Policies;
•	Sanctions and Reporting Violations; and
•	Insider Trading Policies.

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such situations.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	the adviser’s fiduciary duty to its clients;
•	compliance with all applicable Federal Securities Laws;
•	reporting and review of personal Securities transactions and holdings;
•	reporting of violations of the code; and
•	delivery of the code to all Associated Persons.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not speculate.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as its specific requirements.

The Company treats violations of this Code (including violations of its spirit) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties, or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending, or terminating your employment or engagement, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings as used in this Code of Ethics. Defined terms from the Company’s Compliance Manual are incorporated by reference into this Code of Ethics.

Access Person - An "Access Person" is a Supervised Person who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company's directors, officers, and partners are presumed to be Access Persons. The Company considers all of its employees Access Persons. Therefore, all employees are subject to the requirements of this Code of Ethics.

Advisers Act – The Investment Advisers Act of 1940.

Automatic Investment Plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Associated Person - For the purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as "Associated Persons."

Beneficial Interest/Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by Members of the Family/Household who are living with the Access Person.

CCO - Kevin Polli, the Company’s Chief Compliance Officer. References to the CCO completing activities discussed throughout the Manual are assumed to be delegable at the discretion of the CCO.

CEO/CIO - Andrew Skatoff, the Company’s Chief Executive Officer and Chief Investment Officer. References to the CEO/CIO completing activities discussed throughout the Manual are assumed to be delegable at the discretion of the CEO/CIO.

Client - Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Federal Securities Laws - Means the Securities Act of 1933 , the Securities Exchange Act of 1934 ,the Sarbanes-Oxley Act of 2002 , the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Material Nonpublic Information – See “Insider Trading Policy” herein.

Members of the Family/Household - "Members of the Family/Household" include:

•	A spouse or domestic partner;
•	children under the age of 18;
•	children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and

•	any person who lives in the Access Person's household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, adoptive relationships, significant others and roommates.

Non-Reportable Securities - See subsection titled “Reportable Securities” for a list of non-reportable securities.

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(5) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

RIC – Registered Investment Company, under the Investment Company Act of 1940.

Security or Securities - Means anything that is considered a "security" under the Investment Advisers Act of 1940. This is a very broad definition. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;
•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Chief Compliance Officer.

Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such "outside individuals" will generally only be included in the definition of a Supervised Person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered Supervised Persons.

Fiduciary Duty Standards

This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interests of clients ahead of the Company's interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's clients.

All Associated Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Associated Persons.

We expect all Associated Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Company must act in its clients’ best interests. Neither the Company, nor any Associated Person should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

•	At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•	All Associated Persons are required to report any violation of the Code by any person, to the CCO or other appropriate persons of the Company promptly. Such reports will be held in confidence to the extent practicable. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.
•	Associated Persons must place the interests of clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•	Associated Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Associated Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Company and its Associated Persons. If an Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Associated Person should promptly bring the issue to the CCO’s attention.
•	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
•	Associated Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Company.
•	Associated Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.
•	Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

•	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•	Associated Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material nonpublic information.
•	No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients, and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•	Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•	When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•	Associated Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.
•	No Associated Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.
•	No Associated Person shall provide loans or receive loans from clients without the prior written authorization from the CCO.

Code of Ethics Compliance and Administration

The CCO administers the Code of Ethics and shall certify Associated Persons’ compliance to the RIC’s CCO on a quarterly basis. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code of Ethics.

There are three Reporting Forms that an Access Person must complete under this Code. Additional information about, and copies of, these Reporting Forms are included below. You can also obtain copies of the Reporting Forms from the CCO.

Nothing herein shall prohibit or impede in any way an Associated Person or former Associated Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person or former Associated Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Associated Persons are generally expected to discuss any perceived risks or concerns about the Company’s business practices with their direct supervisor. However, if an Associated Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Associated Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of a senior officer of the firm.

The Company will distribute the Company’s Code of Ethics to each Associated Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.

All Associated Persons must acknowledge that they have received, read, understand, and agree to comply with the Company's Code of Ethics by completing the Compliance Manual Acknowledgement Form upon commencement of employment or engagement with the Company, and annually thereafter. All Associated Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Company will, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Company’s Code of Ethics should be directed to the CCO.

The CCO will maintain a copy of this Code of Ethics in the Company's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Company's advisory business.

Personal Trading Policies

Personal Securities Transactions

Personal trading activity conducted by the Company’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

The Company’s Code of Ethics applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Ownership, which typically includes securities held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

The Company considers all of its employees to be Access Persons.

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities

The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following, which are Non-Reportable Securities:

•	direct obligations of the Government of the United States;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	shares issued by money market funds;
•	shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;
•	interests in 529 college savings plans; and
•	shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in the Company’s Code of Ethics.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the federal securities laws. If you have any questions as to whether your digital asset is reportable, contact the CCO.

Reporting Requirements

The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report Reportable Securities holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the reporting forms are included at the end of the Code or can be obtained from the CCO. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO, and Access Persons are required to facilitate automated feeds of these brokerage statements to the Company, when available.

1.	Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must submit Periodic Holdings Reporting Forms to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.	Annual Holdings Reports

Each Access Person must file Periodic Holdings Reporting Forms with the CCO.

Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the Access Person's direct or indirect benefit; and;
•	the date the Access Person submits the report.

All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

3.	Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Reporting Forms form with the CCO. Alternately, Associated Persons may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms

The Quarterly Reporting Forms form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	the price of the security at which the transaction was effected;
•	the name of the broker, dealer or bank with or through which the transaction was effected; and
•	the date the Access Person submits the report.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information on the Quarterly Reporting Forms provided by the Company.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms form. Signed and dated Quarterly Reporting Forms form and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions to certain reporting requirements. Specifically, an Associated Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Associated Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser and may provide Associated Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Associated Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the Company's Code, absent reliance on the reporting exception. Associated Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter. Reliance on this independent or separately managed account exception is conditioned on the Company’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly and will otherwise take reasonable steps to monitor compliance with and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Company's files. Another appropriately designated individual will review the CCO's personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The Company’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, monitors Access Persons’ trading to detect potential issues including but not limited to:

•	trading in securities appearing on the Restricted List;
•	frequent short-term trades detrimental to their work;
•	front-running and other trading in conflict with client interests; and
•	trading that appears to be based on Material Nonpublic Information.

The CFO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Persons trading to Client trades, as necessary. Upon review of the report, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO/CIO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Pre-Clearance

Associated Persons must have written clearance for all transactions involving an IPO, Private Placement, or Reportable Security (other than ETFs not managed by the Company) before completing the transaction. For the avoidance of doubt, pre-clearance is required for any ETFs managed by Bancreek Capital Strategies or any of its affiliates. The Company may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. For example, if the Company has any pending trades in a particular security, pre-clearance for trading that same name will be denied. Pre-clearance will generally be granted for trades on the same day the request is made, and the Associated Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Associated Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of the Company’s pre-clearance procedures.

Associated Persons must use the Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO and the CCO must submit requests to the CEO/CIO. The Company’s Investment Team will maintain a Watch List of Securities that the Company is actively evaluating for purchase or sale in Client accounts, and a Restricted List that includes Securities that the Company might have received Material Nonpublic Information. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List, and personal transactions that are associated with any issuers on the Watch List will be evaluated on a case-by-case basis with the rebuttable presumption that the transaction will be disallowed. Requests to trade Securities that are also owned by the Company’s Clients will be disallowed if the Company intends on trading those same Securities on the same day.

Sanctions and Reporting Violations of the Code

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the Directors of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment or engagements (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associated Person to civil, regulatory, or criminal sanctions. No Associated Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Associated Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Associated Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Associated Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Insider Trading Policy

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•	trading by an insider while in possession of Material Nonpublic Information;
•	trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•	trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;
•	communicating Material Nonpublic Information to others in breach of a fiduciary duty; and trading or tipping Material Nonpublic Information regarding an unannounced tender offer.

Definitions

Material Information. "Material Information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision;
•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities; or
•	any information about pending trading activity of any of the Company’s funds from the time a trade ticket is sent to the portfolio manager to the time the new baskets are posted publicly.

Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Nonpublic Information. Information is "nonpublic" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which Nonpublic Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information.

Policies and Procedures

The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. (Further, upon becoming an Associated Person, individuals will receive training regarding insider trading and Material Nonpublic Information.) The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of Material Nonpublic Information to trade in securities or the communication of Material Nonpublic Information to others.

Prohibited Use or Disclosure of Material Nonpublic Information

Associated Persons are strictly forbidden from engaging in insider trading, either personally or on behalf of the Company or its clients.

In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.

Associated Persons may disclose Material Nonpublic Information only to the Company Associated Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Nonpublic Information about the Company’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Company owes to its clients. The Company will also comply with the selective disclosure policy of any RIC it advises.

Receipt of Information

In certain instances, Associated Persons of the Company may receive information that may be deemed to be Material Nonpublic Information. To the extent possible, Associated Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Associated Persons should immediately inform the CCO if they have or believe they have received Material Nonpublic Information.

If Associated Persons have questions as to whether they are in possession of Material Nonpublic Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with the Company may have received unauthorized Material Nonpublic Information, the CCO will take immediate action to investigate the matter thoroughly. Where an Associated Person may have received Material Nonpublic Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Associated Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders

The concept of "insider" is broad, and includes all persons associated with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the Associated Persons of such organizations.

Third parties with whom the Company has a relationship, such as the Company’s analyst or researcher, may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

•	being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•	working for an investment bank, consulting firm, supplier, or customer of an issuer;
•	sitting on an issuer’s creditors committee;
•	personal relationships with connected individuals; and
•	a spouse’s involvement in any of the preceding activities.

An Associated Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals associated with a third party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Company due to the potential for personal gain. Associated Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Associated Persons should inquire about the basis for any such recommendations or information and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Rumors

Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Associated Persons. Associated Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Associated Persons of the Company and other market participants and trading counter parties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Penalties for Insider Trading

The legal consequences for trading on or communicating Material Nonpublic Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.

Penalties may include:

•	civil injunctions;
•	jail sentences;
•	revocation of applicable securities-related registrations and licenses;
•	fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited; and
•	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

Gifts and Entertainment

Guiding Principles

the Company holds its Associated Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so Associated Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Specific Policies and Procedures

Associated Persons’ Receipt of Entertainment – Associated Persons may attend business meals, sporting events and other entertainment events at the expense of the giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Associated Persons’s portion of the entertainment is greater than $1,000, or the Associated Persons has received entertainment twice or more in a month, then the Associated Persons must report his/her attendance to the CCO by completing the attached Gifts and Entertainment Report.

Associated Persons’ Receipt of Gifts – Associated Persons must report their acceptance of gifts over $100 (either one single gift, or in aggregate on an annual basis) to the CCO by completing the attached Gifts and Entertainment Report. The Company expects that it will bear the costs of Associated Persons travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than the Company, they should be treated as a gift to the Associated Persons for the purposes of this policy. Gifts such as holiday baskets or lunches delivered to the Company’s offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats, and umbrellas.

The Company’s Gift and Entertainment Giving Policy – the Company and its Associated Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts or entertainment in excess of $250 to any Client, Investor, prospect, or individual or entity that the Company does, or is seeking to do, business with. Associated Persons should seek approval by completing the attached Gifts and Entertainment Report.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by the Company to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM- 10 within 90 days following the end of the Company’s fiscal year. Consequently, Associated Persons must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre-clearance must be obtained from the CCO by completing the attached Gifts and Entertainment Report.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Associated Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive. Associated Persons must complete the attached Gifts and Entertainment Report to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Associated Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – the Company is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Associated Persons must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the CCO by completing the attached Gifts and Entertainment Report.

Internal Controls

Gifts and Entertainment Tracking – The CCO will track Associated Persons’ provision and receipt of gifts and entertainment. The CEO/CIO will be responsible for reviewing any gifts and entertainment reported by the CCO.